Exhibit 99.1

October 25, 2006

Company Press Release Summary

Source:	Sonic Innovations, Inc.

Contact:	Michael Halloran	Samuel L. Westover
	Senior Vice President and CFO	President and CEO
	801-365-2804	801-365-2800

SONIC INNOVATIONS ANNOUNCES THE LAUNCH OF BALANCE™

Salt Lake City, October 25, 2006 — Sonic Innovations, Inc. (Nasdaq: SNCI), a leading manufacturer of advanced hearing aid products announces the release of Balance, a new premium digital hearing aid product family. Balance combines cutting-edge adaptive systems with proven digital hearing aid technology, providing the hearing impaired consumer outstanding performance in a variety of listening environments.

Balance is the result of continued research with hearing care professionals and hearing impaired consumers, and delivers on Sonic Innovations’ commitment to develop and introduce the latest hearing aid technologies. Balance features adaptive feedback cancellation, patent-pending adaptive directional technology and a new approach to “hands-free” operation that automatically adjusts the hearing aid as the consumer’s listening environment changes. These advanced systems seamlessly combine to provide a robust listening experience for hearing aid wearers.

In addition, Balance offers a full line of custom products, a standard Behind-The-Ear (BTE) model, and a new powerful micro BTE. With its small size and ability to fit a wide range of hearing loss, the micro BTE offers a discreet option for patients who require greater amplification.

“With industry trends focusing on automatic features that can compromise product performance, we saw a need for a unique product family that delivers ease of use and patient benefit,” said Sam Westover, President and CEO of Sonic Innovations. “Balance has received an overwhelming response from the professional community and we believe it will quickly become the hearing care professionals’ premium product of choice.”

Sonic Innovations is a leading producer of advanced digital hearing aids and auditory testing equipment. With products and services designed to provide the highest levels of satisfaction for hearing impaired individuals and hearing care professionals, Sonic Innovations believes it sets a new standard in hearing healthcare. For more information, please visit our website at www.sonici.com.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning the features, performance and market acceptance of the Balance product line and the expectation to become the hearing care professionals’ premium product of choice. Actual results may differ materially and adversely from those described herein depending on a number of factors, including the features of our hearing aids and those of competitors, competitive performance, and the demand for and market acceptance of the Balance product line and competing products. Please see “Factors That May Affect Future Performance” included in our annual report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

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Balance is a trademark of Sonic Innovations, Inc. in the United States and other countries.

For more information on Balance:

http://www.sonici.com